Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2020 Earnings Results

FAIRPORT, NY, October 28, 2020 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or the "Company”) today reported 2020 third quarter results for the period ended September 30, 2020.
Summary Highlights
•Assets under management ("AUM") at September 30, 2020 were $19.2 billion, compared to $18.6 billion at June 30, 2020
•Revenue for the third quarter was $32.1 million, a decrease of 6% from the third quarter of 2019 and an increase of 6% from the second quarter of 2020
•Third quarter income before taxes was $4.8 million; the net income attributable to Manning & Napier, Inc. for the third quarter was $2.5 million, or $0.13 per diluted share
•On a non-GAAP basis, as defined in the Non-GAAP Financial Measures section below, economic net income for the third quarter was $3.2 million, or $0.14 per adjusted share

Marc Mayer, Chairman of the Board and Chief Executive Officer of Manning & Napier, remarked, “Our third quarter client performance was driven by strong security selection as our strategies once again largely participated in the market rally. While our performance may normalize following material outperformance throughout the year, we believe that our consistent investment philosophy, commitment to process execution, strong attention to risk management, and long-term approach to investing will continue to offer our clients effective solutions that help them reach their financial goals. At the enterprise level, we are making further progress on our strategic initiatives, including expanding our distribution capabilities and hitting key milestones in our technological transformation. We believe that these combined efforts are building a foundation for continued long-term success.”
Third Quarter 2020 Financial Review
Manning & Napier reported third quarter 2020 revenue of $32.1 million, a decrease of 6% from revenue of $34.2 million reported in the third quarter of 2019, and an increase of approximately $1.7 million, or 6%, from revenue of $30.3 million reported in the second quarter of 2020. These changes in revenue resulted primarily from changes in average AUM over the same periods. Average AUM for the quarter was $19.2 billion, an 8% decrease from the third quarter of 2019 and a 6% increase from the second quarter of 2020, when average AUM was $20.9 billion and $18.1 billion, respectively. Revenue as a percentage of average AUM was 0.66% for the third quarter of 2020, compared to 0.65% for the third quarter of 2019 and 0.67% for the second quarter of 2020.
Total operating expenses for the third quarter of 2020 were $27.8 million, a decrease of $2.9 million, or 10%, compared with the third quarter of 2019, and an increase of $0.5 million, or 2%, compared with the second quarter of 2020 due to the factors described below.
Compensation and related costs were $18.6 million for the third quarter of 2020, a decrease of $0.9 million, or 5%, compared with the third quarter of 2019 and an increase of $1.2 million, or 7%, compared with the second quarter of 2020. The change in the current quarter compared to the third quarter of 2019 was driven by a decrease in our workforce and a reduction in employee severance costs, partially offset by an increase in the estimated incentive compensation for our investment team resulting from investment performance. The change in the current quarter compared to the second quarter of 2020 was driven by an increase in incentive compensation for our investment team. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 58%

for the third quarter of 2020, compared with 55% in the third quarter of 2019 and 57% for the second quarter of 2020.
Distribution, servicing and custody expenses for the third quarter of 2020 decreased by $0.4 million, or 12% compared with the third quarter of 2019, and increased by $0.2 million, or 7%, compared with the second quarter of 2020. The changes in these expenses for the third quarter of 2020 as compared to both prior periods resulted primarily from the corresponding changes in average AUM discussed above.
Other operating costs decreased by $1.7 million, or 20%, compared with the third quarter of 2019, and by $0.9 million, or 12%, compared with the second quarter of 2020. The Company recognized a $1.2 million gain, which offset other operating costs, in the third quarter of 2020 related to the reimbursement of prior expenses paid on behalf of its affiliated mutual funds and collective investment trusts ("the Funds and CITs") upon the settlement of the Funds and CITs claim against a third party. Other operating costs as a percentage of revenue decreased for the third quarter of 2020 to 21%, compared to 24% for the third quarter of 2019 and 25% for the second quarter of 2020.
Operating income was $4.3 million for the third quarter of 2020, an increase of $0.8 million from operating income of $3.4 million for the third quarter of 2019, and an increase of $1.2 million from operating income of $3.1 million for the second quarter of 2020. Operating margin for the third quarter of 2020 increased to 13%, compared with 10% for both the third quarter of 2019 and the second quarter of 2020.
Non-operating income was $0.6 million for the quarter, compared to non-operating income of $3.3 million and $2.7 million for the third quarter of 2019 and second quarter of 2020, respectively. The third quarter of 2020 includes approximately $0.4 million of net gains on investments held by the Company, compared to net gains of less than $0.1 million in the third quarter of 2019 and $1.4 million in the second quarter of 2020. Interest and dividend income for the third quarter of 2020 was $0.1 million, compared to $0.8 million and $0.4 million in the third quarter of 2019 and the second quarter of 2020, respectively. Also included in non-operating income in the third quarter of 2020 was income of less than $0.1 million, compared to an expense of $0.4 million and income of $0.9 million recognized in the third quarter of 2019 and second quarter of 2020, respectively, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group, LLC ("Manning & Napier Group") and the corresponding changes in the payment of such benefits. In addition, the third quarter of 2019 includes the $2.9 million gain from the Company's sale of Perspective Partners, LLC during the third quarter of 2019.
Income before provision for income taxes was $4.8 million for the quarter, compared to income of $6.7 million in the third quarter of 2019 and $5.7 million in the second quarter of 2020. The Company recognized a provision for income taxes of $1.7 million in the third quarter of 2020 compared to a provision for incomes taxes of $0.2 million in the third quarter of 2019 and $1.5 million for the second quarter of 2020. The increase in the provision for income taxes during the current quarter compared to the third quarter of 2019 is due to the redemption and subsequent retirement of Class A units of Manning & Napier Group during the second quarter of 2020. The redemption resulted in an increase of Manning & Napier, Inc.'s ownership of Manning & Napier Group from 19.5% to 88.2%. Accordingly, a higher portion of Manning & Napier Group's earnings are subject to taxation at the C-Corporation level.

Net income attributable to the controlling and the non-controlling interests for the third quarter of 2020 was $3.1 million, compared to net income attributable to the controlling and the non-controlling interests of $6.6 million in the third quarter of 2019 and $4.3 million in the second quarter of 2020. Net income attributable to Manning & Napier, Inc. for the third quarter of 2020 was $2.5 million, or $0.15 per basic and $0.13 per diluted share, compared to $0.8 million, or $0.05 per basic and diluted share, in the third quarter of 2019 and $1.5 million, or $0.09 per basic and $0.06 per diluted share, in the second quarter of 2020 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group. The remaining ownership interest is attributable to the other members of Manning & Napier Group.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported third quarter 2020 economic income of $5.2 million, compared to economic income of $5.2 million in the third quarter of 2019 and $6.7 million in the second quarter of 2020. The Company reported economic net income of $3.2 million, or $0.14 per adjusted share, in the third quarter of 2020 compared to $3.7 million, or $0.05 per adjusted share, in the third quarter of 2019 and $4.0 million, or $0.08 per adjusted share, in the second quarter of 2020. The Company's adjusted income taxes during the third quarter of 2020 were $2.0 million, compared to $1.5 million and $2.7 million for the third quarter of 2019 and the second quarter of 2020, respectively.

Nine months ended September 30, 2020 Financial Review
Manning & Napier reported 2020 year-to-date revenue of $93.5 million, a decrease of 9% from revenue of $103.3 million reported in 2019. This decrease was driven by changes in average AUM, which decreased by 10% from the prior year to $18.8 billion in 2020. Revenue as a percentage of average AUM was 0.66% for the nine-month period ended September 30, 2020, compared with 0.66% for the prior year.
Total operating expenses for 2020 year-to-date were $84.3 million, a decrease of $11.8 million, or 12%, from the same period in 2019.
Compensation and related costs for 2020 year-to-date decreased by $5.9 million, or 10%, when compared to the same period in 2019. This change was primarily driven by a decrease in our workforce, coupled with a reduction in employee severance costs. This decrease was partially offset by an increase in the estimated incentive compensation for our investment team resulting from investment performance. Excluding employee severance costs, compensation and related costs as a percentage of revenue were 58% for both 2020 and 2019 year-to-date.
Distribution, servicing and custody expenses for 2020 year-to-date decreased by $1.9 million, or 20%, from the same period in 2019. The decrease in distribution, servicing and custody expense resulted from decreases in average mutual fund and collective trust AUM, which decreased by 13% from 2019 as well as the completion of the Advisor's mutual fund fee restructure initiative during the first quarter of 2019, where a portion of these expenses are now borne by the mutual funds directly.
Other operating costs for 2020 year-to-date decreased by $4.0 million, or 16%, when compared to the same period in 2019. This change was primarily driven by the $1.2 million gain, which offset other operating costs, related to the reimbursement of prior expenses paid on behalf of the Funds and CITs as described in the Third Quarter 2020 Financial Review section of this release, coupled with an overall reduction in operational costs resulting from COVID-19 including a decrease in travel and facility costs. Other operating costs as a percentage of revenue were 23% for 2020 year-to-date, compared with 24% for the same period in 2019.
Operating income was $9.2 million for 2020 year-to-date, an increase of $2.1 million, or 29%, from 2019. Operating margin for 2020 was 10% compared to the prior year of 7%.
Non-operating loss for 2020 year-to-date was $1.1 million, a decrease of $7.3 million from non-operating income of $6.2 million for the same period in 2019. The 2020 period includes less than $0.1 million net losses on investments held by the Company, compared to net gains on investments of $1.2 million in the same period of 2019. Interest and dividend income for 2020 year-to-date was $0.8 million, compared to $2.4 million in 2019. Also included in non-operating income for 2020 year-to-date was an expense of $1.9 million, compared to $0.2 million recognized for the same period of 2019, related to changes in the Company's expected tax benefits under the tax receivable agreement with the other holders of units of Manning & Napier Group and the corresponding changes in the payment of such benefits. In addition, the 2019 period includes the $2.9 million gain from the Company's sale of Perspective Partners, LLC during the third quarter of 2019.
Income before provision for income taxes was $8.2 million for 2020 year-to-date, compared to $13.4 million in the same period of 2019, a 39% decrease. The Company recognized a benefit from income taxes of less than $0.1 million for 2020 year-to-date compared to a provision of $0.7 million in the same period in 2019. The change is attributed to the enactment of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act") which includes, among other things, the elimination of certain restrictions on net operating losses. As a result, the Company recognized an income tax benefit related to the favorable rate applied to its net operating losses. This decrease is partially offset by a higher portion of Manning & Napier Group's earnings subject to taxation at the C-Corporation level due to Manning & Napier Inc.'s increased ownership of Manning & Napier Group as a result of the annual exchange process completed on May 11, 2020.
Net income attributable to the controlling and the non-controlling interests was $8.2 million and $12.7 million for the nine months ended September 30, 2020 and 2019, respectively. Net income attributable to Manning & Napier, Inc. for 2020 year-to-date was $4.9 million, or $0.30 per basic and $0.16 per diluted share, compared to $1.8 million, or $0.12 per basic and diluted share in the same period of 2019.
On a Non-GAAP basis, as defined in the Non-GAAP Financial Measures section of this release, Manning & Napier reported economic income of $10.2 million for the nine months ended September 30, 2020 compared to $13.2 million in 2019. Economic net income for 2020 year-to-date was $8.7 million, or $0.17 per adjusted share, compared to $9.4 million, or $0.12 per adjusted share in the same period of 2019. The Company's adjusted income taxes during the nine months ended September 30, 2020 were $1.5 million, compared to $3.8 million in the same period of 2019. The adjusted income taxes in the nine months ended September 30, 2020 includes the income tax benefit attributed to the enactment of the CARES Act, as discussed above.
Assets Under Management
As of September 30, 2020, AUM was $19.2 billion, an increase of 3% from $18.6 billion as of June 30, 2020 and a decrease of 6% from $20.5 billion as of September 30, 2019. The composition of the Company's AUM across portfolios as of September 30, 2020 was 70% in blended assets, 25% in equity, and 5% in fixed income, compared with 71% in blended assets, 24% in equity, and 5% in fixed income at June 30, 2020, and 65% in blended assets, 30% in equity, and 5% in fixed income at September 30, 2019. By channel, the composition of the Company's AUM at September 30, 2020 was approximately 42% in wealth management and 58% in institutional and intermediary.
Since June 30, 2020, AUM increased by $0.6 billion. This increase in AUM was attributable to approximately $1.0 billion in market appreciation, partially offset by net client outflows of approximately $0.4 billion. The net client outflows of $0.4 billion consisted of wealth management net outflows of less than $0.1 billion as well as institutional and intermediary net outflows of approximately $0.3 billion. The annualized separate account retention rate for the three months ended September 30, 2020 was 97%, compared to 87% for the rolling 12 months ended September 30, 2020.
When compared to September 30, 2019, AUM decreased by approximately $1.2 billion from $20.5 billion, including decreases of approximately $0.3 billion, or 3%, in wealth management AUM and approximately $1.0 billion, or 8%, in institutional and intermediary AUM. The $1.2 billion decrease in AUM from September 30, 2019 to September 30, 2020 was attributable to net client outflows of approximately $3.5 billion, partially offset by market appreciation of $2.3 billion. The net client outflows of $3.5 billion consisted of approximately $0.8 billion of net outflows in our wealth management sales channel and $2.7 billion of net outflows within our institutional and intermediary sales channel.
Balance Sheet
Cash and cash equivalents, and investments totaled $75.6 million as of September 30, 2020, compared to $64.7 million as of June 30, 2020. The increase in cash and cash equivalents and investments of approximately $10.9 million during the quarter was driven primarily by cash generated from operations for the quarter, including net income after adjustment for non-cash items coupled with changes in operating assets and liabilities.
Summary of Presentation Changes
As of January 1, 2020, the Company revised its presentation of investment management revenue within its consolidated statements of operations. Investment management revenue, previously presented by investment vehicle, has been disaggregated to present investment management revenue by sales channel. Concurrently, the Company revised the presentation of AUM activity previously reported by investment vehicle to present this activity by sales channel.
Amounts for the comparative prior periods have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported net income and do not represent a restatement of any previously published financial results.
Conference Call
Manning & Napier will host a conference call to discuss its 2020 third quarter financial results on Wednesday, October 28, 2020, at 5:00 p.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 5742878. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company's website prior to the call.
If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 12, 2020. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 5742878. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures
To provide investors with greater insight into operating results, promote transparency, facilitate comparison of period-to-period results, and to allow a more comprehensive understanding of information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of operations presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.
Beginning with the release of our operating results for the third quarter of 2019, as supplemental information we began providing a new non-GAAP measure, economic income. Management uses economic income, economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business as a whole in the ordinary, ongoing and customary course of its operations. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.
Economic income, for periods beginning in and subsequent to January 1, 2019, presents a financial measure of the controlling and non-controlling interests of Manning & Napier Group and excludes from income before provision for income taxes strategic restructuring and transaction costs, net. We define strategic restructuring and transaction costs, net, as items related to our ongoing strategic review focused on the evolution of our distribution strategy and technology initiatives. These include severance-related costs, certain consulting and other professional service fees, lease and other contract termination costs, and gain or loss on sale of a business. Non-GAAP measures for the first and second quarters of 2019 have been restated to conform to the current period presentation.
Economic net income is a non-GAAP measure of after-tax operating performance for the controlling and non-controlling interests of Manning & Napier Group and equals the Company’s income before provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group allocated to the units of Manning & Napier Group is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense/(benefit) at an effective rate of 39.3%, 29.0% and 40.7% for the three-month periods ended September 30, 2020, September 30, 2019 and June 30, 2020, respectively, and 15.0% and 29.0% for the nine-month periods ending September 30, 2020 and 2019, respectively, reflecting assumed federal, state and local income taxes.
Economic net income per adjusted share is equal to economic net income divided by the weighted average number of adjusted Class A common shares outstanding. The number of weighted average adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, weighted average unvested restricted stock units, weighted average unvested restricted stock awards and weighted average vested stock options are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group.
Investors should consider the non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP financial measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.
About Manning & Napier, Inc.
Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income and alternative strategies, as well as a range of blended asset portfolios, including life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 281 employees as of September 30, 2020.
Safe Harbor Statement
This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates”

or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; the impact of COVID-19 on the U.S. and global economy; the impact of the settlement of the exchange pursuant to the exchange agreement between the Company, M&N Group Holdings, LLC and Manning & Napier
Capital Company, LLC; a decline in the performance of the Company’s products; client sales and redemption activity; any loss of an executive officer or key personnel; changes in the Company’s business related to strategic acquisitions and other transactions; the Company’s ability to successfully deploy new technology platforms and upgrades; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.
Contacts
Investor Relations:
Sean Silva
Prosek Partners
646-818-9122
ssilva@prosek.com
Public Relations:
Nicole Kingsley Brunner
Manning & Napier, Inc.
585-325-6880
nbrunner@manning-napier.com
Source Manning & Napier

Manning & Napier, Inc.
Consolidated Statements of Operations
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenues
Management Fees
Wealth management	$13,743	$13,740	$16,120	$41,783	$48,798
Institutional and intermediary	13,534	12,142	12,876	37,807	39,042
Distribution and shareholder servicing	2,424	2,303	2,570	7,117	7,760
Custodial services	1,577	1,463	1,763	4,639	5,258
Other revenue	789	698	849	2,176	2,411
Total revenue	32,067	30,346	34,178	93,522	103,269
Expenses
Compensation and related costs	18,605	17,379	19,504	55,247	61,113
Distribution, servicing and custody expenses	2,596	2,425	2,959	7,834	9,736
Other operating costs	6,611	7,489	8,286	21,197	25,232
Total operating expenses	27,812	27,293	30,749	84,278	96,081
Operating income	4,255	3,053	3,429	9,244	7,188
Non-operating income (loss)
Non-operating income (loss), net	550	2,690	3,298	(1,087)	6,248
Income before provision for income taxes	4,805	5,743	6,727	8,157	13,436
Provision for (benefit from) income taxes	1,738	1,460	150	(28)	723
Net income attributable to the controlling and the noncontrolling interests	3,067	4,283	6,577	8,185	12,713
Less: net income attributable to the noncontrolling interests	560	2,737	5,753	3,274	10,914
Net income attributable to Manning & Napier, Inc.	$2,507	$1,546	$824	$4,911	$1,799

Net income per share available to Class A common stock
Basic	$0.15	$0.09	$0.05	$0.30	$0.12
Diluted	$0.13	$0.06	$0.05	$0.16	$0.12
Weighted average shares of Class A common stock outstanding
Basic	16,176,280	16,132,667	15,290,595	16,041,128	15,163,205
Diluted	18,928,954	46,296,214	15,600,686	48,339,759	15,466,339

Manning & Napier, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Measures
(in thousands, except share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net income attributable to Manning & Napier, Inc.	$2,507	$1,546	$824	$4,911	$1,799
Add back: Net income attributable to the noncontrolling interests	560	2,737	5,753	3,274	10,914
Add back: Provision for (benefit from) income taxes	1,738	1,460	150	(28)	723
Income before provision for income taxes	4,805	5,743	6,727	8,157	13,436
Add back: Strategic restructuring and transaction costs (benefit), net (1)	414	958	(1,550)	2,091	(216)
Economic income (Non-GAAP)	5,219	6,701	5,177	10,248	13,220
Adjusted income taxes (Non-GAAP)	2,049	2,730	1,501	1,541	3,834
Economic net income (Non-GAAP)	$3,170	$3,971	$3,676	$8,707	$9,386

Weighted average shares of Class A common stock outstanding - Basic	16,176,280	16,132,667	15,290,595	16,041,128	15,163,205
Assumed vesting, conversion or exchange of:
Weighted average Manning & Napier Group, LLC units outstanding (noncontrolling interest)	2,021,781	28,400,866	62,034,200	30,713,850	62,617,270
Weighted average unvested restricted stock units and stock awards	3,562,979	3,609,201	1,708,608	3,306,941	1,773,110
Weighted average vested stock options	634,481	166,666	—	398,195	—
Weighted average adjusted shares (Non-GAAP)	22,395,521	48,309,400	79,033,403	50,460,114	79,553,585

Economic net income per adjusted share (Non-GAAP)	$0.14	$0.08	$0.05	$0.17	$0.12

(1) Strategic restructuring and transaction costs, net, are included in the following financial statement line items of our Consolidated Statements of Operations:

Compensation and benefits	$63	$154	$677	$903	$1,787
Other operating costs	351	804	656	1,188	880
Gain on sale of business	—	—	(2,883)	—	(2,883)
Total strategic restructuring and transaction costs, net	$414	$958	$(1,550)	$2,091	$(216)

Manning & Napier, Inc.
Assets Under Management ("AUM")
(in millions)
(unaudited)

For the three months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Gross client inflows (1)	250.7	343.7	594.4	461.3	104.2	28.9	594.4
Gross client outflows (1)	(304.9)	(674.8)	(979.7)	(756.6)	(191.4)	(31.7)	(979.7)
AUM Reclassification (3)	(266.8)	266.8	—	—	—	—	—
Market appreciation/(depreciation) & other (2)	89.2	900.9	990.1	587.7	398.1	4.3	990.1
As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Average AUM for period	$8,093.3	$11,129.6	$19,222.9	$13,432.5	$4,785.3	$1,005.1	$19,222.9

As of March 31, 2020	$7,732.9	$9,327.6	$17,060.5	$12,096.8	$3,944.7	$1,019.0	$17,060.5
Gross client inflows (1)	193.3	359.5	552.8	426.5	99.4	26.9	552.8
Gross client outflows (1)	(360.7)	(850.9)	(1,211.6)	(851.8)	(292.5)	(67.3)	(1,211.6)
Market appreciation/(depreciation) & other (2)	768.9	1,469.7	2,238.6	1,403.8	810.1	24.7	2,238.6
As of June 30, 2020	$8,334.4	$10,305.9	$18,640.3	$13,075.3	$4,561.7	$1,003.3	$18,640.3
Average AUM for period	$8,164.0	$9,930.2	$18,094.2	$12,729.7	$4,353.7	$1,010.8	$18,094.2

As of June 30, 2019	$9,397.9	$11,852.9	$21,250.8	$13,844.3	$6,309.5	$1,097.0	$21,250.8
Gross client inflows (1)	231.6	372.1	603.7	433.8	107.1	62.8	603.7
Gross client outflows (1)	(664.7)	(972.3)	(1,637.0)	(1,116.7)	(396.4)	(123.9)	(1,637.0)
Market appreciation/(depreciation) & other (2)	(589.9)	845.6	255.7	226.1	12.0	17.6	255.7
As of September 30, 2019	$8,374.9	$12,098.3	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Average AUM for period	$8,559.4	$12,317.3	$20,876.7	$13,619.9	$6,177.2	$1,079.6	$20,876.7

For the nine months ended:	Sales Channel (4)			Portfolio
	Wealth Management	Institutional and Intermediary	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2019	$8,716.4	$10,763.7	$19,480.1	$13,473.3	$4,988.8	$1,018.0	$19,480.1
Gross client inflows (1)	646.1	1,169.9	1,816.0	1,256.0	440.8	119.2	1,816.0
Gross client outflows (1)	(1,040.9)	(2,279.6)	(3,320.5)	(2,424.8)	(715.6)	(180.1)	(3,320.5)
Market appreciation/(depreciation) & other (2)	(219.0)	1,488.5	1,269.5	1,063.2	158.6	47.7	1,269.5
As of September 30, 2020	$8,102.6	$11,142.5	$19,245.1	$13,367.7	$4,872.6	$1,004.8	$19,245.1
Average AUM for period	$7,903.8	$10,869.2	$18,773.0	$13,124.9	$4,635.3	$1,012.8	$18,773.0

As of December 31, 2018	$8,700.9	$11,462.7	$20,163.6	$13,532.2	$5,501.9	$1,129.5	$20,163.6
Gross client inflows (1)	621.7	1,253.1	1,874.8	1,062.9	648.1	163.8	1,874.8
Gross client outflows (1)	(1,550.7)	(2,782.0)	(4,332.7)	(2,928.3)	(1,087.3)	(317.1)	(4,332.7)
Market appreciation/(depreciation) & other (2)	603.0	2,164.5	2,767.5	1,720.7	969.5	77.3	2,767.5
As of September 30, 2019	$8,374.9	$12,098.3	$20,473.2	$13,387.5	$6,032.2	$1,053.5	$20,473.2
Average AUM for period	$8,515.5	$12,301.4	$20,816.9	$13,640.1	$6,077.6	$1,099.2	$20,816.9
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1.Transfers of client assets between portfolios are included in gross client inflows and gross client outflows.
2.Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management, the impact of     changes in foreign exchange rates and net flows from non-sales related activities including net reinvested dividends.
3.During the third quarter of 2020, the Company identified certain Institutional and Intermediary assets that were incorrectly allocated to the Wealth Management Sales Channel as of June 30, 2020. The difference had no impact to total AUM or AUM by Portfolio as of June 30, 2020 and were reclassified to the appropriate Sales Channel during the third quarter of 2020.

4.Assets under management and gross client flows between sales channels have been estimated based upon preliminary data. For a limited portion of our mutual fund assets under management, reporting by sales channel is not available at the time of this release. Such estimates have no impact on total AUM, total cash flows, or AUM by investment portfolio reported in the table above.
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